EXCHANGE AGREEMENT

                     THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered Into as of this 12th day of June 2006 by and between Praesidium ID Global Corp, an Alberta Canada corporation (hereinafter referred to as " Praesidium"), end IDGLOBAL Corp. a Nevada corporation (hereinafter referred to as "IDGLOBAL") upon the following premises:

Premises

                     WHEREAS, Praesidium is a privately held corporation organized under the laws of Alberta, Canada;

                     WHEREAS, IDGLOBAL is a corporation organized under the laws of the Nevada;

                     WHEREAS, management of the constituent corporations have determined that it Is in the best interest of the parties that IDGLOBAL acquire 100% of the issued and outstanding securities of Praesidium in exchange for the issuance of 48,866,534 shares and 9.496,800 common share purchase warrants of IDGLOBAL to the Praesidium Shareholders (the "Exchange") on the terms described herein; and

                     WHEREAS, Praesidium and the Shareholders desire to set forth the terms of the Exchange, which is intended to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(I)(B) of the Internal Revenue Code of 1986, as amended (the "code").

                     WHEREAS, The parties acknowledge that the PRAESIDIUM shareholders not resident in Canada will be subject to the requirements of section 116 of the Income Tax Act (Canada), and will comply with the requirements of such section.

Agreement

                     NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF IDGLOBAL CORPORATION

                     As an Inducement to, and to obtain the reliance of PRAESIDIUM, except as set forth on the IDGLOBAL Schedules (as hereinafter defined), IDGLOBAL represents end warrants as follows:

                     Section 1.01 Organization. IDGLOBAL is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the stales or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Complete and correct Articles of Incorporation and Bylaws as in effect on the date hereof, have been delivered to PRAESIDIUM. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not violate any provision of IDGLOBAL' Articles of Incorporation or Bylaws. IDGLOBAL has taken all actions required by law, its Articles of Incorporation or Bylaws, or otherwise to authorize the execution and delivery of this Agreement IDGLOBAL has full power, authority, and legal right and has taken all action required by law, it's Articles of Incorporation and Bylaws and otherwise to consummate the transactions herein contemplated.

                     Section 1.02 Capitalization. The authorized capitalization of IDGLOBAL consists of 250,000,000 shares of common stock, of which 21,136.989 shares are currently issued and outstanding. (This number includes the mutually agreed upon issuance of 20,937,877 Regulation 504 exempt common shares that shall be issued immediately alter closing, coupled with the 199,112 common shares that are currently outstanding.) All issued and outstanding shares are legally Issued, fully paid, and non-assessable and not issued In violation of the pre-emptive or other rights of any person.

                     Section 1.03 Subsidiaries and Predecessor Corporations. IDGLOBAl does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

                      Section 1.04 Financial Statements.

(a) All such financial statements have been prepared in accordance with generally accepted accounting principles. The IDGLOBAL balance sheets present a true and fair view as of the dates of such balance sheets of the financial condition of IDGLOBAL. IDGLOBAL did not have, as of the dates of such balance sheets, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto, prepared In accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of IDGLOBAL in accordance with generally accepted accounting principles.

                     (b) IDGLOBAL has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties).

                     (c) IDGLOBAL has filed all state, federal or local income and or franchise tax returns required to be filed by it from Inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

                     (d) The books and records, financial and otherwise, of IDGLOBAL are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of IDGLOBAL 'S assets are reflected on its financial statements, and IDGLOBAL has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

                     Section 1.05 Information. The information concerning IDGLOBAL set forth in this Agreement is complete and accurate In all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, IDGLOBAL has fully disclosed in writing to PRAESIDIUM all information relating to matters involving IDGLOBAL or its assets or its present or past operations or activities.

                     Section 1.06 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued IDGLOBAL common stock.

                     Section 1.07 Absence of Certain Changes or Events. Except as set forth in this Agreement,

(a) there has not been (i) any material adverse change in the business operations, properties, assets, or condition of IDGLOBAL or (ii) any damage, destruction, or loss to IDGLOBAL (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of IDGLOBAL;

(b) IDGLOBAL has not (i) amended its Articles of Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem. any of its capital stock; (ili) waived any rights of value whICh in the aggregate are outSIOO of the ordinary course of business or material considering the business of IDGLOBAL; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds $5,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment or arrangement made to, for, or with its officers, directors, or employees other then In the ordinary course of business;

                     (c) IDGLOBAL has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities disclosed in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities reflected In or shown on the most recent IDGLOBAL balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $10,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $10,000); (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it Is a party if such amendment or termination is material, considering the business of IDGLOBAL; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) to the best knowledge of IDGLOBAL, IDGLOBAL has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect the business, operations, properties, assets, or condition of IDGLOBAL.

                     Section 1.08 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of IDGLOBAL after reasonable investigation, threatened by or against IDGLOBAL or affecting IDGLOBAL or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, IDGLOBAL does not have any knowledge of any material default on its part with respect to any judgment order, injunction, decree, award, rule, or regulation of any court, arbitrator, governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

                     Section 1.09 Contracts.
(a) There are no "material" contracts, agreements, franchises, license agreements, debt instruments or other commitments to which IDGLOBAL Is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred In the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment.

                     (b) All material contracts, agreements, franchises, license agreements, and other commitments of which IDGLOBAL is a party or by which is properties are bound and which are material to the operations of IDGLOBAL taken as e whole are valid and enforceable by IDGLOBAL in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                     (c) IDGLOBAL is nota party to or bound by, and the properties of IDGLOBAL are not subject to any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment; order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of IDGLOBAL; and

(d) IDGLOBAL is not a party to any oral or written (i) contract for the employment of any officer or employee which is net terminable on 30 days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) material agreement, contract, or indenture relatjng to the borrowing of money. (Iv) guaranty of any obligation, other than one on which IDGLOBALe primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations Which, in the aggregate do not exceed more than one year or providing for payments in excess of $50,000 in the aggregate; (vi) collective bargaining agreement, or (vii) agreement with any present or former (on or after Jan. 1, 2002) officer or director of IDGLOBAL.

                     Section 1.10 Material Contract Defaults. IDGLOBAL. is not in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment and there is no event of default in any material respect under any such material contract, agreement, lease, or other commitment in respect of which IDGLOBAL has not taken adequate steps to prevent such a default from occurring.

                     Section 1.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any form or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which IDGLOBAL is a party or to which any of its properties or operations are subject.

                     Section 1.12 Governmental Authorizations. IDGLOBAL has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable ft to conduct Its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by IDGLOBAL of this Agreement and the consummation by IDGLOBAL of the transactions contemplated hereby.

                     Section 1.13 Compliance With Laws and Regulations. To the best of its knowledge IDGLOBALhas complied with all applicable statutes Bnd regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would notmaterially end adversely affect the business, operations, properties, assets, or condition of IDGLOBAL or except to the extent that noncompliance would not result in the occurrence of any material liability for IDGLOBAL.

                     Section 1.14 Insurance. All of the properties of IDGLOBAL are insured for an amount deemed reasonable, if any.

                     Section 1.15 Approval of Agreement. The board of directors of IDGLOBAL has authorized the execution and delivery of this Agreement by IDGLOBAL and has approved this Agreement and the transactions contemplated hereby.

                     Section 1.16 Valid Obligation. This Agreement and all agreements and other documents executed by IDGLOBAL in connection herewith constitute the valid and binding obligation of IDGLOBAL, enforceable In accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies Is subject to the discretion of the court before which any proceeding therefore may be brought .

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF PRAESIDIUM

                     As an inducement to, and to obtain the reliance of IDGLOBAL and the IDGLOBAL Shareholders, except as set forth in the PRAESIDIUM Schedules (as hereinafter defined). PRAESIDIUM represents and warrants as follows:

                     Section 2.01 Organization. PRAESIDIUM is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Alberta and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as It is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction In which it Is not qualified in which the character and location of the assets owned by It or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not violate any provision of PRAESIDIUM's certificate of Incorporation or bylaws. PRAESIDIUM has taken all action required by law, its certificate of incorporation, Its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and PRAESIDIUM has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

                     Section 2.02 Capitalization. PRAESIDIUM's has an unlimited authorized capitalization of common stock with no par value of which 27,031 shares are issued and outstanding and 5,276 common share purchase warrants issued. No shares of preferred stock or any other claim of common stock are authorized. All issued and outstanding shares legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

                     Section 2.03 Subsidiaries and Predecessor Corporations. PRAESIDIUM does not have any predecessor corporation(s) or subsidiaries, end does not own, beneficially or of record, any shares of any other corporation.

                     Section 2.04 Financial Statements.

(a) All such financial statements have been prepared In accordance with generally accepted accounting principles consistently applied throughout the periods involved. The PRAESIDIUM balance sheets present fairly as of their respective dates the financial condition of PRAESIDIUM. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, PRAESIDIUM had no liabilities or obligations (absolute or contingent) which should be reflected In the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of PRAESIDIUM, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity end cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

                     (b) PRAESIDIUM has no liabilities with respect to the payment of any taxes (including any deficiencies, interest or penalties).

                     (c) PRAESIDIUM has timely filed all local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

                     (d) The books and records, financial and otherwise, of PRAESIDIUM are in all material aspects complete and correct and have been maintained in accordance with good business end accounting practices.

(e) All of PRAESIDIUM's assets are reflected on Its financial statements, and, except as set forth in the PRAESIDIUM Schedules or the financial statements of PRAESIDIUM or the notes thereto, PRAESIDIUM has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

                     Section 2.05 Information. The information concerning PRAESIDIUM set forth in this Agreement and the PRAESIDIUM Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a materiel fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, PRAESIDIUM has fully disclosed in writing to IDGLOBAL (through this Agreement or the PRAESIDIUM Schedules) all information relating to matters involving PRAESIDIUM or Its assets or its present or past operations or activities which (i)

indicated or may indicate, in the aggregate, the existence of a greater than $5,000 liability of PRAESIDIUM.

                     Section 2.06 Options or Wsrrants. Other then stated In Section 2.02, there are no other existing options, warrants, calls, or commitments of any character relating to the issued and outstanding capital stock or to any authorized and unissued capital stock of PRAESIDIUM.

                     Section 2.07 Absence of Certain Changes or Events. Since the date of the most recent PRAESIDIUM balance sheet:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of PRAESIDIUM or (ii) any damage, destruction or loss to PRAESIDIUM (whether or not covered by insurance) materially end adversely affecting the business, operations, properties, assets or condition of PRAESIDIUM;

                     (b) PRAESIDIUM has not (i) amended its certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets at any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any at its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of PRAESIDIUM; (iv) made any material change in Its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

                     (c) PRAESIDIUM has not (i) granted or agreed to grant any other options. Warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof or with respect to outstanding common stock (other than as stated in Section 2.02); (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent PRAESIDIUM balance sheet end current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value at less than $1000), or cance~, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1000}; (v) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of PRAESIDIUM; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds, or other corporate securities including debentures {whether authorized and unissued or held as treasury stock), except In connection with this Agreement and

(d) to the best knowledge of PRAESIDIUM, it has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of PRAESIDIUM.

                     Section 2.08 Litigation and Proceedings. There are no actions, suits, proceedings or investigations pending or, to the knowledge PRAESIDIUM after reasonable investigation, threatened by or against PRAESIDIUM or affecting PRAESfDIUM or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. PRAESIDIUM has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery at such default.

                     Section 2.09 Contracts.

(a) PRAESlDlUM is not a party to, and its assets, products, technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

                     (b) All contracts, agreements, franchises, license agreements, and other commitments to which PRAESIDIUM is a party or by which its properties are bound and which are material to the operations of PRAESIDIUM taken as a whole ere valid and enforceable by PRAESIDIUM in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                     (c) PRAESIDIUM is not a party to or bound by, and the properties of PRAESIDIUM are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of PRAESIDlUM; and

(d) Except as included or described In the PRAESIDfUM Schedules or reflected in the most recent PRAESIDIUM balance sheet, PRAESIDIUM is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on 30 days, or less notice; (ii) profit sharing, bonus deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract,. or indenture relating to the borrowing of money, (iv) guaranty of any obligation, other than one on which PRAESIDIUM is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of $25,000 in the aggregate; (vi) collective bargaining agreement, or (vii) agreement with any present or former officer or director at PRAESIDIUM.

                     Section 2.10 Material Contract Defaults. PRAESIDIUM is not in default in any materiel respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of PRAESIDIUM and there is no event of default in any materiel respect under any such contract, agreement, lease, or other commitment in respect of which PRAESIDIUM has not taken adequate steps to prevent such a default from occurring.

                     Section 2.11 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach at any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust. or other material agreement or instrument to which PRAESIDIUM Is a party or to which any of Its assets or operations are subject.

                     Section 2.12 Governmental Authorizations. PRAESIDIUM has all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal end state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by PRAESIDIUM of this Agreement and the consummation by PRAESIDIUM of the transactions contemplated hereby.

                     Section 2.13 Compliance With Laws and Regulations. To the best of its knowledge, PRAESIDIUM has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof except to the extent that noncommpliance would not materially and adversely affect the business, operations, properties, assets or condition of PRAESIDIUM or except to the extent that noncompliance would not result In the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

                     Section 2.14 Insurance. All of the properties at PRAESIDIUM are fully insured far their full replacement cost.

                     Section 2.15 Approval of Agreement. The board of directors of PRAESIDIUM has authorized the execution and delivery of this Agreement by PRAESIDIUM and has approved this Agreement and the transactions contemplated hereby and will recommend to Its shareholders that they approve this Agreement and the transactions contemplated hereby.

                     Section 2.16 Valid Obligation. This Agreement and all agreements and other documents executed by PRAESIDIUM in connection herewith constitute the valid and binding obligation of PRAESIDIUM, enforceable In accordance with Its or their terms,except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies Is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III

PLAN OF EXCHANGE

                     Section 3.01 The Exchange. On the terms and subject to the conditions set forth in this Agreement on the Closing Date (as defined in Section 3.03), each PRAESIDIUM Shareholder shall elect to accept the exchange offer described herein (the "Accepting Shareholders"), shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions, or known claims of any kind, nature, or description, the number of shares of common stock of PRAESIDIUM in the aggregate constituting 100% of the issued and outstanding shares of common stock of PRAESIDIUM held by each of such shareholders; the objective or such Exchange being the acquisition by IDGLOBAL of 100% of the issued and outstanding common stock of PRAESIDIUM. In exchange for the transfer of such securities by the PRAESIDIUM Shareholders, IDGLOBAL shall Issue to the PRAESIDIUM Shareholders an aggregate of approximately 48,866,534 shares of common stock and will reserve for Issuance 9,496,800 common shares for the conversion of the warrants, representing an exchange ratio of 1800:1 of both common stock and warrants. At the Closing, each PRAESIDIUM shareholder shall, on surrender of his certificate or certificates representing such PRAESIDIUM shares to IDGlOBAL or its registrar or transfer agent be entitled to receive a certificate or certificates evidencing his proportionate interest in the Initial Shares. Upon consummation of the transaction contemplated herein, assuming participation by all of the PRAESIDIUM Shareholders, alt of the shares of capital stock of Affiliated Holdings shall be held by IDGLOBAL. The IDGLOBAL Shares issued in exchange for the Praesidium Shares shall, upon completion of this Exchange, represent not less than 65% of the total issued and outstanding IDGLOBAL Shares.

(a) The shares issued by IOGlOBAL to the PRAESIDIUM shareholders will be issued according to the Securities Act of 1933, as amended, which provides a safe haven for sale of these shares under exemptions contained In Section 4(1) and Rule 144, and Rule 144(k), as promulgated by the Securities and Exchange Commission.

                     Section 3.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement shall be on a date end at such time as the parties may agree ("Closing Date") but not later than July 1, 2006. Such Closing shall take place at a mutually agreeable time and place.

                     Section 3.03 Closlng Events. At the Closing, PRAESIDIUM. IDGLOBAL and each or the Accepting Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other Instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other Items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, PRAESIDIUM shall provide an opinion of counsel acceptable to the Law Offices of Luke C. Zouvas as to such matters as the Law Offices of Luke C. Zouvas may reasonably request.

                     Section 3.04 Termination.

(a) This Agreement may be terminated by the board of directors of either PRAESIDIUM or IDGLOBAL at any time prior to the Closing Date if there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made In good faith and based upon the advice of Its legal counsel, makes it inadvisable to proceed with the Exchange. In the event of termination pursuant to this paragraph (a) of Section 3.04, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses Incurred by II in connection with the negotiation, drafting, and execution of this Agreement

(b) This Agreement may be terminated by the board of director, of PRAESIDIUM at any time prior to the Closing Date if;

(i) the board of directors of PRAESIDIUM determines in good faith that one or more of PRAESIDIUM's conditions to Closing has not occurred, through no fault of PRAESIDIUM.

                     (ii) IDGLOBAL shall fail to comply In any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of IDGLOBAL contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

(iii) IDGLOBAL updates Its Schedules or disclaimers that PRAESIDIUM finds unacceptable.

If this Agreement is terminated pursuant to this paragraph (b) of Section 3.04, this Agreement shall be of no further force or effect, and each party shall bear its own costs incurred in connection with the negotiation, preparation, and execution of this Agreement.

(c) This Agreement may be terminated by the board of directors of IDGLOBAL at any time prior to the Closing Date if:

(i) the board of directors of IDGLOBAL determines in good faith that one or more of IDGLOBAL' conditions to Closing has not occurred, through no fault of IDGLOBAL;

                     (ii) PRAESIDIUM shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of PRAESIDIUM contained herein shall be inaccurate In any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

(iii) PRAESIDIUM updates its disclosure or Schedule that IDGLOBAl find unacceptable.

If this Agreement Is terminated pursuant to this paragraph (c) of Section 3.04, this Agreement shall be of no further force or effect, and each party shall bear its own costs incurred in connection with the negotiation, preparation and execution of this Agreement.

ARTICLE IV

SPECIAL COVENANTS

                     Section 4.01 Delivery of Books and Records. At the Closing, IDGLOBAL shall deliver to PRAESIDIUM the orginals of the corporate minute books, books of account contracts, records, and all other books or documents of IDGLOBAL now in the possession of IDGLOBAL or Its representatives.

                     Section 4.02 Third Party Consents and Certificates. PRAESIDIUM and IDGLOBAL agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

                     Section 4.03 Consent of PRAESIDIUM Shareholders. The Board of Directors shall use their best efforts to obtain the consent of all PRAESIDIUM Shareholders to participate in the Exchange.

                     Section 4.04 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date, PRAESIDIUM and IDGLOBAL respectivaly, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

                     (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

                     (iii) maintain In full force and effect insurance comparable in amount and In scope of coverage to that now maintained by it;

                     (iv) perform in all material respects all of Its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, end business;

                     (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain Its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, end orders Imposed by federal or state governmental authorities.

(b) From and alter the date of this Agreement until the Closing Date, neither PRAESIDIUM nor IDGLOBAL will:

(i) make any changes in their articles or certificate Of incorporation or bylaws;

                     (ii) take any action described in Section 1.07 in the case of IDGlOBAL, or in Section 2.07, in the case of PRAESIDIUM (all except as permitted therein or as disclosed in the applicable party's schedules);

                     (iii) enter into or amend any contract, agreement, or other Instrument of any of the types described in such party's schedules. except that e party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations (other than the Divestiture), sell any shares of capital stock (other than as contemplated in Sections 4.07 and 4.08 hereof and the sale of securities underlying existing warrants or options of PRAESIDIUM) or conduct any similar transactions other than in the ordinary course of business.

(c) In light of the fact that IDGLOBAL ' Shareholders will control PRAESIDIUM as a result of the Exchange, from and after the date of this Agreement until the Closing Date, neither PRAESIDIUM or lDGlobal shall take any action which is material to their business without the prior written approval of the other party, which may give or withhold in its sole discretion after consultation with the other party.

                     Section 4.05 Indemnification.

(a) IDGLOBAL hereby agrees to indemnify PRAESIDIUM and each of the officers,

agents, and directors of PRAESIDIUM as of the date of execution of this Agreement against any loss, liability, claim, damage. Or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I of this Agreement The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement

                     (b) PRAESIDIUM hereby agrees to indemnify IDGLOBAL and each of the officers, agents, and directors of IDGLOBAL and each of the IDGLOBAL Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (Including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II of this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.

Section 4.06 Indemnification of Subsequent Corporate Actions.

                     (a) No officer, director, controlling shareholder, agent or representative of PRAESIDIUM, or any other person currently affiliated with PRAESIDIUM, has offered or agreed to assist In the promotion, market making, development enhancement, or support or PRAESIDIUM's business, capital raising, or securities market .

(b) PRAESIDIUM hereby represents and warrants that it will Indemnify and hold harmless any officer, director, controlling shareholder, agent or representative of PRAESIDIUM, or any other person affiliated with PRAESIDIUM, from any decisions, activities, or conduct of PRAESIDIUM contemporaneous with, or subsequent to this Agreement

ARTICLE V

CONDITIONS PRECEDENT TO OBLIGATIONS OF PRAESIDIUM

                     The obligations of PRAESIDIUM under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

                     Section 5.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by IDGLOBAL in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warrenties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). IDGlOBAL shall have performed or compiled with all covenants and conditions required by this Agreement to be performed or compiled with by IDGLOBAL prior to or at the Closing. PRAESIDIUM shall be furnished with a certificate, signed by a duly authorized executive officer of IDGLOBAL and dated the Closing Date, to the foregoing effect .

                     Section 5.02 Officer's Certificate. PRAESIDIUM shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of IDGLOBAL to the effect that no litigation, proceeding, investigation, or inquiry Is pending, or to the best knowledge of IDGLOBAL threatened, which might resort In an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in 1M IDGLOBAL Schedules, by or against IDGLOBAL, which might result in any material adverse change In any of the assets, properties, business, or operations of IDGLOBAL.

                     Section 5.03 Good Standing. PRAESIDIUM shall have received a certificate of good standing from IDGLOBAL, dated as of a date within ten days prior to the Closing Date certifying that IDGLOBAL is in good standing as a corporation in the Slate of Nevada.

                     Section 5.04 Approval by PRAESIDIUM Shareholder. The Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than ninety percent (90%) of the outstanding common stock of IDGLOBAL, unless a lesser number is agreed to by PRAESIDIUM.

                     Section 5.05 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of tile transactions contemplated hereby.

                     Section 5.06 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other Intangibles in connection with the transactions contemplated herein, or for the continued operation of PRAESIDIUM and IDGLOBAL after the Closing Date on the basis as presently operated shall have been obtained.

                     Section 5.07 Other Items. PRAESIDIUM shall have received a list of IDGLOBAL Shareholders containing the name, address, and number of shares held by each IDGlOBAL Shareholder as of the date of Closing, certified by an executive officer of IDGLOBAL as being true, complete and accurate.

ARTICLE VI

CONDITIONS PRECEDENT TO OBUGATIONS OF IDGLOBAL AND THE IOGLOBAL SHAREHOLDERS

                     The obligations of IDGLOBAL and the IDGLOBAL Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

                     Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by PRAESIDIUM in this Agreement were true when made and shall be true as of the Closing Data (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, PRAESIDIUM shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by PRAESIDIUM and shall have satisfied the conditions described below prior to or at the Closing:

(a) IDGLOBAL shall have no more than an aggregate of 21,136,989 shares of common stock issued and outstanding (this number includes the mutually agreed upon issuance of Regulation 504 exempt common shares that shall be issued immediately after closing)

(b) The shareholders of IDGLOBAL shall have approved the Exchange and the related transactions described herein. IDGlOBAL shall have been furnished with certificates, signed by duly authorized executive officers of PRAESIDIUM and dated the Closing Date, to the foregoing effect.

                     Section 6.02 Officer's Certificate. IDGLOBAL shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of PRAESIDIUM, to the effect that no litigation, proceeding, Investigation or inquiry is pending, or to the best knowledge of PRAESIDIUM threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the PRAESIDIUM Schedules, by or against PRAESIDIUM, which might result In any materiel adverse change in any of the assets, properties or operations of PRAESIDIUM.

                     Section 6.03 Good Standing. IDGLOBAL shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that PRAESIDIUM is in good standing as a corporation in the State of Nevada and has flied all tax returns required to have been flied by it to date and has paid all taxes reported as due thereon.

                     Section 6.04 No Governmental Prohibition. No order, statute, rule, regulation, executive order,

injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of tile transactions contemplated hereby.

                     Section 6.05 Other Items. IDGLOBAL shall have received an acceptable legal opinion as contemplated in Section 3.04.

ARTICLE VII

MISCELLANEOUS

                     Section 7.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect 10 principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or suitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively In the federal courts of the United States. (b) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

                     Section 7.02 Notices. Any notice or other communications required or permitted hereunder shall be In writing and shall be sufficiently given If personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mall, postage prepaid, addressed as follows:

If to PRAESIDlUM, to:	PRAESIDlUM ID GLOBAL Corp. Attention: Daryl Regier #6 1925 Kirchner Road Kelowna, BC V1Y 4N7

If to IDGLOBAL, to:	IDGLOBAL CORPORATION Attention: Marc Applbaum 2725 Congress St. Ste 2-K San Diego, CA. 92110

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch. if transmitted by telecopy and receipt Is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

                     Section 7.03 Attorney's Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, Including reasonable attorney's fees, Incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

                     Section 7.04 Confidentiality. Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold In strict confidence all data and Information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other partyy, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of the Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions !let forth herein.

                     Section 7.05 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives In connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

                     Section 7.06 Schedules: Knowledge. Each party is presumed to have full knowledge of all Information set forth in the other party's schedules delivered pursuant to this Agreement

                     Section 7.07 Third Party Beneficiaries. This contract is strictly between PRAESIDIUM and IDGLOBAL, and, except as specifically provided, no director, officer, stockholder (other than the IDGLOBAL Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

                     Section 7.08 Expenses. Whether or not the Exchange is consummated, each of PRAESIDIUM and IDGLOBAL will bear their own respective expenses, including legal, accounting and professional fees. incurred in connection with the Exchange or any of the other transactions contemplated hereby.

                     Section 7.09 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof end supersedes ell prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

                     Section 7.10 Survival: Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

                     Section 7.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

                     Section 7.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision Is Intended.

                     Section 7.13 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

                     IN WITNESS WHEREOF, the coporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

PRAESIDlUM ID GLOBAL Corp. /s/ Daryl Regier BY: Daryl Regier Director	PRAESIDlUM IDGLOBAL Corp. /s/ Phil Viggiani BY: Phil Viggiani

IDGLOBAL CORPORATION

/s/ Marc Applbaum
BY: Marc Applbaum
President